Exhibit 10.59

December 19, 2008

Kenneth Husted

Dear Kenneth:

Hansen Medical, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Vice President, Sales, United States. This position will report to the Company’s Senior Vice President, Commercial Operations. This is a full-time position contingent upon successful completion of a background check. While you render services to the Company, you win not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Cash Compensation. The Company will pay you a starting salary of $185,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition to your base salary, for the first six months of your employment, you will receive a six month guarantee of $10,000 monthly (approximately $60,000 annualized) from your start date and for a period of one-hundred eighty (180) days. You will be eligible to participate in the 2009 Sales Compensation Plan. In addition to your salary and commission, the Company will provide a car allowance of $600 per month, a cell phone/PDA, and a computer and printer (if required). Your travel expenses will be reimbursed per Hansen Medical guidelines.

2. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy) as in effect from time to time.

3. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 35,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted.

The option will be subjcct to the terms and conditions applicable to options granted under the Company’s 2006 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

Kenneth Husted

December 19, 2008

4. Change in Control Agreement. The Company will offer you the opportunity to enter into a Retention Agreement in the form of the document attached hereto as Exhibit A.

5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7. Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payrol1 taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8. Interpretation, Amendment and Enforcement. This letter agreement and Exhibits A and B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written) oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California, in connection with any Dispute or any claim related to any Dispute.

*****

Kenneth Husted

December 19, 2008

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to Kathryn Innes. This offer, if not accepted, will expire at the close of business on December 23, 2008. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before December 30, 2008.

If you have any questions, please call me at.

Very truly yours,

HANSEN MEDICAL, INC.

By: Christopher Sells

Title: Senior Vice President, Commercial Operations

I have read and accept this employment offer:

/s/ Kenneth Husted
Signature of Kenneth Husted

Dated: 12/31/2008

Attachment

Exhibit A: Retention Agreement

Exhibit B: Proprietary Information and Inventions Agreement